Exhibit 99.1

Innoviva, Inc. Prices Offering of $175 Million of 2.50% Convertible Senior Notes

BRISBANE, Calif., August 1, 2017 — Innoviva, Inc. (NASDAQ: INVA) (the “Company” or “Innoviva”) today announced the pricing of $175 million aggregate principal amount of the Company’s 2.50% convertible senior notes due 2025 (the “Notes”). The Notes will be sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”).The Company also granted the initial purchasers of the Notes a 30-day option to purchase up to an additional $17.5 million aggregate principal amount of additional Notes. The offering is expected to close on August 7, 2017, subject to satisfaction of customary closing conditions.

The Notes will mature on August 15, 2025, unless earlier converted or repurchased in accordance with their terms. The Notes will be unsecured, senior obligations of Innoviva, and will accrue interest at a rate of 2.50% per annum, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2018.

The Notes will be convertible, based on the applicable conversion rate, into cash, shares of the Company’s common stock or a combination thereof, at the Company’s election. The initial conversion rate for the Notes is 57.9240 shares of the Company’s common stock per $1,000 principal amount of the Notes (which is equivalent to an initial conversion price of approximately $17.26 per share), representing a 30.0% conversion premium over the last reported sale price of Company’s common stock on August 1, 2017, which was $13.28 per share. The conversion rate is subject to customary anti-dilution adjustments in certain circumstances. Prior to February 15, 2025, the Notes will be convertible at the option of the holders only upon the occurrence of specified events and during certain periods. From, and including, February 15, 2025, until the close of business on the second scheduled trading day immediately preceding the maturity date, the Notes will be convertible at any time.

Gross proceeds from the sale of the Notes are expected to be $175 million, excluding fees and expenses related to the offering of the Notes and any exercise of the initial purchasers’ option to purchase additional Notes. The Notes were sold in connection with the Company’s previously announced plan to fully refinance its 9.0% Fixed Rate Term Notes due 2029 (the “2029 Notes”). The Company intends to use the net proceeds from the sale of the initial $175 million aggregate principal amount of Notes in this offering to (i) redeem on the next interest payment date of August 15, 2017 a portion of the principal outstanding under the 2029 Notes and (ii) repurchase shares of its common stock concurrently with the pricing of this offering, for approximately $17.5 million, in privately negotiated transactions effected through one of the initial purchasers or its affiliate, as Innoviva’s agent.  Repurchases of common stock effected concurrently with the offering may have affected or may affect the market price of Innoviva’s common stock.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful. The Notes and the shares of the Company’s common stock issuable upon conversion of the Notes, if any, will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.

About Innoviva

Innoviva is focused on bringing compelling new medicines to patients in areas of unmet need by leveraging its significant expertise in the development, commercialization and financial management of bio-pharmaceuticals. Innoviva’s portfolio is anchored by the respiratory assets partnered with Glaxo Group Limited (GSK), including RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®, which were jointly developed by Innoviva and GSK. Under the agreement with GSK, Innoviva is eligible to receive associated royalty revenues from RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. In addition, Innoviva retains a 15 percent economic interest in future payments made by GSK for earlier-stage programs partnered with Theravance BioPharma, Inc., including the closed triple combination therapy for COPD.

ANORO®, RELVAR®, BREO® and ELLIPTA® are trademarks of the GlaxoSmithKline group of companies.

Cautionary Note on Forward-Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements include any statements regarding Innoviva’s completion of the offering, the completion of the repurchase of common stock, Innoviva’s anticipated use of proceeds, Innoviva’s ability to redeem all of the principal of its 2029 Notes and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. The Company undertakes no obligation to update or revise any forward-looking statements. Forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the Company’s business in general, see the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on Form 10-K for the year ended December 31, 2016 and Innoviva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, which are on file with the SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Innoviva’s other filings with the SEC, other unknown or unpredictable factors also could affect Innoviva’s results. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Trademark reference: Innoviva and the Innoviva logo are registered trademarks or trademarks of Innoviva, Inc. or its affiliates in the United States and/or other countries. All other trademarks referenced herein are the property of their respective owners.

CONTACT:

Eric d’Esparbes

Sr. Vice President and Chief Financial Officer

650-238-9640

investor.relations@inva.com